Exhibit 99.1

Armata Pharmaceuticals Announces Fourth Quarter and Full Year 2019 Results and

Provides General Corporate Update

MARINA DEL REY, Calif., March 19, 2020 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced results for the fourth quarter and full year 2019 and provided a corporate and clinical update.

Key Fourth Quarter and Subsequent Period Highlights:

•	Entered into a $25 million securities purchase agreement pursuant to which Innoviva, Inc. (“Innoviva”) will purchase approximately 8.7 million shares of Armata common stock at $2.87 per share and warrants to purchase an additional approximately 8.7 million shares with an exercise price of $2.87 per share.

•	Announced the closing of the first tranche of the Innoviva securities purchase agreement, issuing 993,139 common shares and warrants to purchase 993,139 common shares in exchange for gross proceeds of approximately $2.8 million. The Company obtained voting agreements from shareholders representing approximately 55% of its outstanding shares that have agreed to vote in favor of the financing at the special shareholder meeting now scheduled for March 26, 2020. Following approval at the meeting, the second tranche of $22.2 million will be received by Armata.

•	In connection with the financing transaction, appointed Sarah Schlesinger, M.D. and Odysseas Kostas, M.D. to its Board of Directors, both of whom also serve on the Board of Innoviva.

•	Continued to advance development of its lead program, a Pseudomonas aeruginosa phage product candidate AP-PA02, toward submission of an Investigational New Drug application (IND) seeking regulatory approval to initiate a first-in-human clinical trial this year. GMP production of the product candidate has been completed at the Company’s Marina del Rey facility.

•	Announced that the Company has been awarded up to $5 million in a development award grant from the Cystic Fibrosis Foundation to help fund the Pseudomonas aeruginosa phage development.

•	Expanded the Board of Directors with the appointment of research and development veteran Todd C. Peterson, Ph.D., and strengthened its clinical team with the appointment of Heather Dale Jones, M.D., as Vice President, Clinical Development.

“During the fourth quarter, we continued to efficiently advance development of our lead phage candidate programs, most notably AP-PA02 for Pseudomonas aeruginosa,” said Todd R. Patrick, Chief Executive Officer of Armata. “Pseudomonas aeruginosa is an increasingly multi-drug resistant bacteria that causes severe acute and chronic infections and is particularly problematic for cystic fibrosis patients. This promising therapeutic is just one example of the potent and highly targeted phage candidates that are emerging from our proprietary manufacturing and screening capabilities, and we are eager to initiate formal clinical development with our first-in-human study in 2020.”

“The securities purchase agreement that we recently entered into with Innoviva significantly strengthened our financial position and, upon closing of the second and final tranche, will provide us with the resources necessary to achieve significant and potentially value-creating development milestones this year and next. We look forward to a successful year.” Mr. Patrick concluded.

Anticipated 2020 Milestones:

•	Close the second tranche of the previously announced securities purchase agreement with Innoviva

•	File an IND and initiate a clinical trial evaluating the safety and tolerability of AP-PA02 in cystic fibrosis patients chronically infected with Pseudomonas aeruginosa

•	Obtain third party, non-dilutive funding to advance its Staphylococcus aureus phage candidate, AP-SA02, into clinical trials

•	Continue to screen pathogens against the Company’s proprietary phage library to identify additional high-quality bacteriophage product candidates and expand the pipeline

Fourth Quarter Financial Results

Research and Development. Research and development expenses for the three months ended December 31, 2019 were $1.7 million as compared to $2.0 million for the comparable period in 2018.

General and Administrative. General and administrative expenses for the three months ended December 31, 2019 were $2.1 million as compared to approximately $0.8 million for the comparable period in 2018. The increase was due to expenses resulting from the merger of C3J Therapeutics, Inc. and AmpliPhi Biosciences Corp. (the “Merger”).

Loss from Operations. Loss from operations for the three months ended December 31, 2019 was $4.4 million as compared to $2.8 million for the comparable period in 2018.

Full Year 2019 Financial Results

Research and Development. Research and development expenses for the year ended December 31, 2019 were $9.8 million as compared to $8.4 million for the comparable period in 2018. The net increase of $1.4 million was primarily related to a $0.9 million increase in non-cash stock-based compensation expense, a $0.7 million increase in personnel expenses resulting from the Merger, a $0.5 million increase in laboratory supplies, a $0.4 million increase for outside services, a $0.2 million increase of rent and utilities expenses, offset by a $1.3 million of tax rebate from the Australian tax authorities.

General and Administrative. General and administrative expenses for the year ended December 31, 2019 were $9.3 million as compared to $2.5 million in the comparable period in 2018. The increase of $6.8 million was primarily due to a $3.3 million increase in non-cash stock-based compensation expense, a $2.1 million increase in professional fees (legal, audit and investment banking) primarily associated with the Merger, a $0.4 million increase in personnel-related expenses, and $0.5 million increase in insurance costs.

Loss from Operations. Loss from operations for the year ended December 31, 2019 was $19.8 million as compared to $17.7 million for the comparable period in 2018. The increase was due to an increase in non-cash stock-based compensation and additional operating costs in connection with the Merger.

Cash and Equivalents. As of December 31, 2019, Armata held $6.0 million of unrestricted cash and cash equivalents as compared to $9.7 million as of December 31, 2018. Subsequent to the end of the fourth quarter, the Company announced that it had entered into a $25 million private placement securities agreement with Innoviva. The first tranche, in which Armata issued 993,139 common shares and warrants to purchase an additional 993,139 common shares in exchange for gross proceeds of approximately $2.8 million, closed in February.

The audit opinion included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 contains a going concern explanatory paragraph.

As of March 17, 2020, there were approximately 10.9 million shares of common stock outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to the anticipated benefits of the Merger and related transactions, Armata’s ability to meet expected milestones, expand its pipeline, and pursue additional potential partnerships, Armata’s ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated initiation of clinical trials of AP-PA02 and AP-SA02, Armata's ability to expand testing of isolates from around the world and the results of those tests, Armata's ability to develop new products based on bacteriophages and synthetic phages, the timing and ability of Armata to obtain non-dilutive funding on acceptable terms, if at all, and Armata's expectations for performance of Armata's therapeutic candidates based on Armata's recent nonclinical work. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; Armata's ability to expedite development of AP-PA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata’s ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company’s expected market opportunity for its products; the potential impact of the COVID-19 (coronavirus) pandemic and the impact it could have on our employees, facilities, development activities and timelines; and Armata’s ability to sufficiently fund its operations as expected, including obtaining additional funding as needed. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 25, 2019, Quarter Reports on Form 10-Q, filed with the SEC on May 6, 2019, August 14, 2019, and November 12, 2019, Proxy Statements on Schedule 14A, filed with the SEC on April 4, 2019 and March 3, 2020 (as each may be amended from time to time), and in its subsequent filings with the SEC. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2019	December 31, 2018

Assets
Cash and cash equivalents	$6,033,000	$9,663,000
Prepaids and other current assets	622,000	697,000
Total current assets	6,655,000	10,360,000
Property and equipment, net	4,215,000	3,249,000
Other long term assets	836,000	936,000
Intangible assets, net	13,746,000	-
Total assets	$25,451,000	$14,545,000

Liabilities and stockholders’ equity
Total current liabilities	$4,879,000	$2,032,000
Long term liabilities	2,902,000	3,702,000
Derivative liabilities	-	1,117,000
Deferred tax liability	3,077,000	-
Total liabilities	10,858,000	6,851,000

Stockholders’ equity	14,593,000	7,694,000
Total liabilities and stockholders’ equity	$25,451,000	$14,545,000

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-
Operating expenses:
Research and development	1,668,000	1,984,000	9,824,000	8,372,000
Acquisition of in-process research and development	-	-	-	6,767,000
General and administrative	2,045,000	809,000	9,265,000	2,519,000
Loss on Sale of Slovenia	663,000		663,000
Total operating expenses	4,376,000	2,793,000	19,752,000	17,658,000
Loss from operations	(4,376,000)	(2,793,000)	(19,752,000)	(17,658,000)
Other income (expense):
Change in fair value of derivative liabilities	-	1,965,000	1,117,000	1,724,000
Other income (expense), net	(210,000)	(272,000)	(844,000)	(768,000)
Total other income (expense), net	(210,000)	1,693,000	273,000	956,000
Loss before income taxes and Net Loss	$(4,586,000)	$(1,100,000)	$(19,479,000)	$(16,702,000)
Net loss per share, basic	$(0.48)	$(0.24)	$(2.49)	$(3.59)
Weighted average shares outstanding, basic	9,579,265	4,652,777	6,692,684	4,652,777
Net loss per share, diluted	$(0.48)	$(0.24)	$(2.55)	$(3.59)
Weighted average shares outstanding, diluted	9,579,265	4,652,777	8,009,909	4,652,777

Note: Historical share numbers have been adjusted for the merger and reverse 1-for-14 reverse stock split to provide comparability with the current period.

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended December 31,
	2019	2018

Operating activities:
Net loss	$(19,479,000)	$(16,702,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Acquisition of in-process research and development	-	5,691,000
Change in fair value of derivative liabilities	(1,117,000)	(1,724,000)
Stock-based compensation	4,271,000	46,000
Depreciation	1,351,000	1,351,000
Non-cash interest expense	918,000	1,013,000
Loss on sale of held-for-sale asset	663,000	-
Changes in operating assets and liabilities, net	(2,189,000)	(335,000)
Amortization of premiums of available-for-sale securities		33,000
Net cash used in operating activities	(15,582,000)	(10,627,000)
Investing activities:
Cash acquired in reverse merger transaction	3,008,000	-
Purchase and sale/maturity of investment securities, net	-	9,624,000
Purchases of property and equipment, net	(131,000)	(810,000)
Net cash used in investing activities	2,877,000	8,814,000
Financing activities:
Payment of deferred consideration for asset acquisition	(1,000,000)	-
Proceeds from sale of common stock, net of offering costs	9,975,000	-
Net cash provided by used in financing activities	8,975,000	-
Net increase (decrease) in cash and cash equivalents	(3,730,000)	(1,813,000)
Cash, cash equivalents and restricted cash, beginning of period	10,463,000	12,276,000
Cash, cash equivalents and restricted cash, end of period	$6,733,000	$10,463,000